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November 13, 2017

Sensata Technologies Holding N.V.
529 Pleasant Street
Attleboro, Massachusetts 02703

Re:	Reorganization pursuant to the Common Draft Terms of the Cross-Border Legal Merger of Sensata Technologies Holding N.V. and Sensata Technologies Holding plc, dated October 26, 2017

Ladies and Gentlemen:
We have acted as counsel to you, Sensata Technologies Holding N.V., a Dutch Naamloze Vennootschap (“Sensata-Netherlands”), in connection with the filing of a registration statement on Form S-4 (the “Registration Statement”), which includes the proxy statement/prospectus of Sensata N.V. and Sensata Technologies Holding plc, a public limited company incorporated under the laws of England and Wales (“Sensata-UK”) relating to the Common Draft Terms of the Cross-Border Legal Merger, including any schedules and exhibits thereto, of Sensata-Netherlands and Sensata-UK, dated October 26, 2017 (the “Agreement”). Pursuant to the Agreement, Sensata-Netherlands will merge with and into Sensata-UK, with Sensata-Netherlands as the disappearing entity and Sensata-UK as the surviving corporation (the “Merger”).
In our capacity as counsel to Sensata-Netherlands in the Merger, and for purposes of rendering our opinion, we have examined and relied upon as to matters of fact, the Agreement, the Registration Statement, statements made in representation letters that have been delivered to us by Sensata-Netherlands and Sensata-UK, and such other documents as we deemed necessary to render the opinion expressed below (collectively, the “Documents”). We have assumed that any information, descriptions, representations or assumptions as to matters of fact contained in the Documents are, and will continue to be, true, correct and complete, and any representation as to matters of fact made in any of the Documents “to the best of the knowledge and belief” (or similar qualification) of any person or party is, and will continue to be, true, correct and complete without such qualification. We have not attempted to verify independently such information, descriptions, representations or assumptions as to matters of fact.
In our examination we have further assumed that: (i) the Merger will be consummated in accordance with the terms of the Agreement without any waiver, breach or amendment thereof; (ii) the copies or originals of the Documents furnished to us are authentic (if originals) or accurate (if copies); (iii) all signatures on the Documents are genuine and all signatories have the legal authority to act in such capacity; (iv) the business and affairs of each of the entities that is a party to any of the Documents will be conducted in accordance with the Documents and all relevant laws; and (v) no actions will be taken, no change in any of the Documents will occur, and no other events will occur, after the date hereof, that would have the effect of altering the facts, Documents, or assumptions upon which this opinion is based.

SENSATA TECHNOLOGIES HOLDING N.V.
November 13, 2017

The opinion expressed herein is based upon the provisions of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), Treasury Department proposed, temporary, and final regulations, judicial decisions, and rulings and administrative interpretations of the Internal Revenue Service, as each of the foregoing exists on the date hereof. Our opinion is not binding on the Internal Revenue Service or a court of law, and no assurance can be given that legislative or administrative action or judicial decisions that differ from our opinion will not be forthcoming. Any such differences could be retroactive to transactions or business operations prior to such action or decisions. Nevertheless, we undertake no responsibility to advise you of any developments in the application or interpretation of the income tax laws of the United States after the Merger is effected.
Other than the opinion stated below, we express no opinion as to the U.S. federal income tax consequences of the Merger. Further, we express no opinion as to the tax effect of the Merger on prior transactions, or as to any state, local or foreign income or other tax consequences with respect to the Merger. Without limiting the generality of the foregoing, we note that we do not express any opinion regarding the tax consequences of the Merger to holders of Sensata-Netherlands ordinary shares that are subject to special tax rules, nor do we express any opinion regarding the tax consequences of the Merger arising in connection with the ownership of options or warrants to purchase any ordinary shares of Sensata-Netherlands.
On the basis of, and subject to, the foregoing, we hereby confirm that the discussion contained in the Registration Statement under the caption “Material Tax Considerations Relating To The Merger—U.S. Federal Income Tax Considerations” represents our opinion as to the matters discussed therein, subject to the assumptions, exceptions, limitations and qualifications described therein. If any one of the facts, statements, descriptions, covenants, representations, warranties or assumptions upon which we have relied to issue this opinion is untrue, incorrect or incomplete, our opinion might be adversely affected and may not be relied upon.
We are furnishing this opinion to you solely for the purpose of filing the opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement. We hereby consent to such filing and to the references to our firm under the captions “Material Tax Considerations Relating To The Merger—U.S. Federal Income Tax Considerations,” “Legal Matters” and “Merger Conditions” in the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we thereby admit that we are experts with respect to any part of the Registration Statement within the meaning of the term “experts” as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder. We undertake no responsibility to update or supplement this letter.

Very truly yours,

FOLEY HOAG LLP

By:	/s/ Nicola Lemay
A Partner